UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 30, 2009
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer Identification No.)

5100 Tennyson Parkway Suite 1200
Plano, Texas	75024
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Retirement of Gareth Roberts
     On June 30, 2009, Gareth Roberts, founder of Denbury Resources Inc., retired as Chief Executive Offer and President of the Company, along with resigning his officer and director positions with all Company subsidiaries. He will be continuing his service on the Company’s board of directors in his new position as Co-Chairman of the board, along with his employment in the non-officer role of Chief Strategist of the Company.
     In connection with his retirement, Mr. Roberts and the Company entered into a Founder’s Retirement Agreement (the “Agreement”) under which on June 30, 2009 he received retirement compensation of (i) $3.65 million in cash, plus (ii) the Company’s issuance to him of $6.35 million of the Company’s 9 3/4% Senior Subordinated Notes due 2016. Under the Agreement, Roberts will be paid $250,000 per year for serving as Co-Chairman of the board through 2012. Also, Roberts will be paid $250,000 per year through 2012 as Chief Strategist, with any unpaid salary as Chief Strategist to become payable in a lump sum upon a Company change of control (as defined) or Roberts’ death or disability, and he will be eligible to participate in the Company’s insurance plans through 2012. Henceforth, Roberts is ineligible to receive future awards under the Company’s equity compensation plans or to participate in the Company’s Severance Protection Plan. Assuming his continued service to the Company as Chief Strategist, Mr. Roberts will be entitled to vest over time in his currently existing, unvested equity awards granted under the Company’s 2004 Omnibus Stock and Incentive Plan as per the existing terms and conditions of those awards. As part of the Agreement, Roberts has agreed not to compete with the Company through 2013.
     Also, on July 6, 2009, Mr. Roberts entered into a 10b5-1 trading plan providing for the sale of up to 30,000 shares of the Company’s common stock at a specified minimum price between September 14, 2009 and December 31, 2009.
     Promotion of New Executive Officers and Named Executive Officer Compensation Adjustments
     On June 30, 2009 the following executives were promoted to serve in the officers’ positions indicated below:

Name	Age	Position
Phil Rykhoek	52	Chief Executive Officer
Ronald T. (“Tracy”) Evans	47	President and Chief Operating Officer
Mark C. Allen	41	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Alan Rhoades	44	Vice President — Accounting (Principal Accounting Officer)
     Messrs. Rykhoek, Evans and Allen have been officers of the Company for approximately 14, 10 and 10 years, respectively. Mr. Alan Rhoades, a Certified Public Accountant, joined Denbury in July 2003. Before joining Denbury, Mr. Rhoades was Assistant Controller for Amerada Hess Corporation from 2001 to 2003, and held that same position for Triton Energy Limited from 1996 until it was acquired by Amerada Hess Corporation in 2001. Prior to joining Triton Energy Limited, Mr. Rhoades was a manager in the accounting firm of KPMG LLP.

     As of July 1, 2009, the annual base salaries of the following Named Executive Officers of the Company were increased to the levels listed below:

Phil Rykhoek and Tracy Evans	$475,000
Mark Allen	$355,000
     On June 30, 2009, each of Messrs. Rykhoek, Evans and Allen were granted the long term incentive awards listed below, valued one-half in shares of restricted stock and one-half in stock appreciation rights (“SARs”). The number of shares was determined using the closing price of the Company’s common stock on June 30, 2009 of $14.73 per share as quoted on the New York Stock Exchange (“NYSE”), and the number of SARs was determined based on the Black-Scholes valuation of the SARs as of that same date. Likewise, the Agreed Price (as defined in the Company’s 2004 Omnibus Stock and Incentive Plan) to measure appreciation of the SARs is that same $14.73 per share closing price on the NYSE on June 30, 2009. The shares of restricted stock and SARs will vest ratably over a three-year period.

	Total Dollar Value of	Shares of
	Incentive Awards	Restricted Stock	Number of SARs
Phil Rykhoek and Tracy Evans	$300,000	10,183	19,370

Mark Allen	$110,000	3,733	7,102
In addition, Mr. Rhoades was granted 30,000 shares of restricted stock subject to ratable annual vesting over a four-year period.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
     The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit
Number	Description of Exhibit

10.1	Founder’s Retirement Agreement between Denbury Resources Inc. and Gareth Roberts, effective June 30, 2009

10.2	$6.350 million 9.75% Senior Subordinated Note due 2016 issued on June 30, 2009 to Gareth Roberts

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENBURY RESOURCES INC.

Date: July 7, 2009	By: Name:	/s/ Phil Rykhoek Phil Rykhoek
	Title:	Chief Executive Officer

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